Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.’s 333-168665, 333-177553, 333-1777554, 333-190518, 333-197379, and 333-197381 on Form S-3 and Registration Statement No.’s 333-116055, 333-123707, 333-153017, 333-168666, 333-183201, 333-190519, and 333-197382 on Form S-8 of our reports dated March 4, 2015, relating to the consolidated financial statements and financial statement schedule of inContact, Inc. and subsidiaries, and the effectiveness of inContact Inc, and subsidiaries’ internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of inContact Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Salt Lake City, Utah

March 4, 2015